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                                                                    Exhibit 11.2

                                   IRIDIUM LLC
                 (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

                    COMPUTATION OF LOSS PER CLASS 1 INTEREST
                   (IN THOUSANDS EXCEPT MEMBER INTEREST DATA)
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
                                                                                  TWELVE MONTHS ENDED
                                                                                     DECEMBER 31,
                                                                    ---------------------------------------------
                                                                            1997                     1998
                                                                    --------------------     --------------------

NET LOSS APPLICABLE TO CLASS 1 INTERESTS:

Net loss                                                            $           293,553    $           1,252,801


Preferred dividend requirement                                                    5,703                    6,109
                                                                    --------------------     --------------------


Net loss applicable to class 1 interests                            $           299,256    $           1,258,910
                                                                    ====================     ====================

AVERAGE NUMBER OF CLASS 1 INTERESTS:

Average number of Class 1 Interests outstanding                             132,879,976              141,322,445

Fully diluted adjustments (2):
Subscribed but unissued Class 1 Interests                                             -                        -


     Assumed exercise of options and warrants                                13,240,187               17,811,822


     Assumed conversion of Series A Class 2 Interest                            869,544                  738,679
                                                                    --------------------     --------------------

Average number of Class 1 Interests assumed to be
     outstanding, assuming full dilution                                    146,989,707              159,872,946
                                                                    ====================     ====================

NET LOSS PER CLASS 1 INTEREST:

Primary (1)                                                         $              2.25    $                8.91

Fully diluted (2)                                                   $              2.04    $                7.87

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(1)    The assumed exercise of options and warrants in periods of net loss are anti-dilutive and are not included in the computation and presentation of primary loss per Class 1 Interest.

(2) The assumed exercise of options, warrants, and conversion of Series A Class 2 Interests are anti-dilutive but are included in the calculation of fully diluted loss per Class 1 Interest in accordance with Regulation S-K, Item 601 (a) (11).